Exhibit 23.3

CONSENT OF PETECH ENTERPRISES, INC.

We hereby consent to Next Bridge Hydrocarbons, Inc.’s inclusion of our estimates of the oil and natural gas reserves as of December 31, 2022 and 2021 contained in our report dated March 30, 2023, in the form and context in which they appear in this Amendment No. 1 to Registration Statement on Form S-1 of Next Bridge Hydrocarbons, Inc. filed with the SEC on September 14, 2023 (the “Form S-1”) filed with the Securities and Exchange Commission by Next Bridge Hydrocarbons, Inc., the successor-in-interest to the oil and natural gas assets of Torchlight Energy Resources, Inc. We also consent to all references to our firm included in the Form S-1.

PETECH ENTERPRISES, INC.

/s/ Amiel David
Amiel David, PE
Houston, Texas
September 14, 2023